Exhibit 10.29

MM/DD/YYYY

Fiscal 202_

Annual Executive Short Term Incentive Plan (STIP)

[Last Name], [First Name] - TARGETS

Below is a summary of your compensation targets for FY 202_.

Annual Base	$______
STIP Target % Base	___%
STIP Target $	$______
Total Cash @ Target	$______

STIP is designed to provide incentive payouts based on the attainment of stated financial performance targets over the fiscal year. The STIP award incorporates both an earnings (EBITDA) and return on assets (Adjusted ROA)component. For Corporate employees, 50% of the award is allocated to corporate EBITDA and 50% is allocated to corporate Adjusted ROA. For business segment employees, 20% of the award is allocated to corporate EBITDA, 50% is allocated to business segment EBITDA, and 30% is allocated to business segment Adjusted ROA. The table below details the threshold, target and maximum performance levels for each of these metrics for the performance period of June 1, 202_ to May 31, 202_.

Performance Metric	Weighting	Threshold	Target	Maximum

WE EBITDA	__%	$______	$______	$_____
WE Adjusted ROA	__%	___%	___%	___%
Segment EBITDA	__%	$______	$______	$_____
Segment Adjusted ROA	__%	___%	___%	___%

Performance Metrics in 000’s except Adj. ROA

Notes:

1)
Business segment results shall be calculated excluding restructuring changes and other unusual or non-recurring items.
2)
Calculation of the financial results and attainment of performance metric will be made solely by the Committee based upon the applicable financial statements. The Committee has the right to make changes and adjustments in calculating the performance measures to take into account unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations; extraordinary gains and losses; mergers and acquisitions, purchases or sales of substantial assets; and such other factors as the Committee determines.

If you have any questions, please contact ________________.